Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 File Nos. 333-67578, 333-63920, 333-52700, 333-42520, 333-65401, 333-102758, 333-88846, and 333-89961) of PetroQuest Energy, Inc., of our reports dated March 2, 2005, with respect to the consolidated financial statements of PetroQuest Energy, Inc., PetroQuest Energy, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PetroQuest Energy, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

New Orleans, Louisiana March 4, 2005	/s/ Ernst & Young LLP